Exhibit 99.1

James Kindley 4502 Holland Ave #208 Dallas, TX 75219  469 261 6134 jameskindley@mac.com

December 17, 2007

Mike Staffaroni, President and CEO

Heelys, Inc.

3200 Belmeade Drive

Suite 100

Carrollton, TX 75006

Dear Mike:

Effective immediately, I am resigning from the board of directors of Heelys, Inc.

As you know, I strongly support your vision for the company and your strategy for realizing it.  Regrettably, a majority of the directors voted at the November meeting for an ultimatum expressing dissatisfaction with your performance, an action I openly opposed (that is not reflected in the minutes) and one that I feel signals an unjustified lack of confidence in you and your strategy.  I am unable and unwilling to support the majority’s alternatives and directives.

You have put together a first rate management team and led Heelys to extraordinary success.  I have greatly enjoyed my association with you and wish you well.

Sincerely,

Jim Kindley